Filed Pursuant to Rule 433

Registration Statement File No. 333-289041

Issuer Free Writing Prospectus dated June 2, 2026

Relating to Preliminary Prospectus Supplement dated June 2, 2026

HUBBELL INCORPORATED

$500,000,000 4.650% Senior Notes due 2031

$700,000,000 4.900% Senior Notes due 2033

$700,000,000 5.150% Senior Notes due 2036

This free writing prospectus relates only to the securities described below and should be read together with Hubbell Incorporated’s preliminary prospectus supplement dated June 2, 2026 (the “Preliminary Prospectus Supplement”), the accompanying prospectus dated June 2, 2026 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	Hubbell Incorporated

Title of Securities:

4.650% Senior Notes due 2031 (the “2031 Notes”)

4.900% Senior Notes due 2033 (the “2033 Notes”)

5.150% Senior Notes due 2036 (the “2036 Notes”, collectively with the 2031 Notes and the 2033 Notes, the “Notes”)

Principal Amount:	2031 Notes: $500,000,000 2033 Notes: $700,000,000 2036 Notes: $700,000,000

Maturity:	2031 Notes: June 15, 2031 2033 Notes: June 15, 2033 2036 Notes: June 15, 2036

Coupon (Interest Rate):	2031 Notes: 4.650% 2033 Notes: 4.900% 2036 Notes: 5.150%

Issue Price (Price to Public):	2031 Notes: 99.469% of principal amount 2033 Notes: 99.378% of principal amount 2036 Notes: 99.220% of principal amount

Benchmark Treasury:	2031 Notes: 4.125% due May 31, 2031 2033 Notes: 4.250% due May 31, 2033 2036 Notes: 4.375% due May 15, 2036

Spread to Benchmark Treasury:	2031 Notes: 60 basis points 2033 Notes: 70 basis points 2036 Notes: 80 basis points

Benchmark Treasury Price and Yield:	2031 Notes: 99-25+; 4.170% 2033 Notes: 99-21 1⁄4; 4.306% 2036 Notes: 99-12+; 4.451%

Yield to Maturity	2031 Notes: 4.770% 2033 Notes: 5.006% 2036 Notes: 5.251%

Interest Payment Dates:	2031 Notes: June 15 and December 15, commencing December 15, 2026 2033 Notes: June 15 and December 15, commencing December 15, 2026 2036 Notes: June 15 and December 15, commencing December 15, 2026

Optional Redemption Provisions:	2031 Notes: Treasury plus 10 basis points prior to May 15, 2031 (the date that is one month prior to the scheduled maturity date of the Notes).

At any time on or after May 15, 2031 (the date that is one month prior to the scheduled maturity date of the Notes), we may redeem the Notes at par.

Accrued and unpaid interest, if any, will be paid up to, but excluding, the optional redemption date.

2033 Notes: Treasury plus 15 basis points prior to April 15, 2033 (the date that is two months prior to the scheduled maturity date of the Notes).

At any time on or after April 15, 2033 (the date that is two months prior to the scheduled maturity date of the Notes), we may redeem the Notes at par.

Accrued and unpaid interest, if any, will be paid up to, but excluding, the optional redemption date.

2036 Notes: Treasury plus 15 basis points prior to March 15, 2036 (the date that is three months prior to the scheduled maturity date of the Notes).

At any time on or after March 15, 2036 (the date that is three months prior to the scheduled maturity date of the Notes), we may redeem the Notes at par.

Accrued and unpaid interest, if any, will be paid up to, but excluding, the optional redemption date.

Special Mandatory Redemption Provisions:	As described in the Preliminary Prospectus Supplement dated June 2, 2026.

Change of Control Offer:	As described in the Preliminary Prospectus Supplement.

Legal Format:	SEC-registered

Trade Date:	June 2, 2026

Settlement Date:	T+4; June 8, 2026

Joint Book-Running Managers:	J.P. Morgan Securities LLC BofA Securities, Inc. HSBC Securities (USA) Inc.

Senior Co-Managers:	Citigroup Global Markets Inc. M&T Securities, Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

Co-Managers:	Academy Securities, Inc. Citizens JMP Securities, LLC Morgan Stanley & Co. LLC

CUSIP:	2031 Notes: 443510 AM4 2033 Notes: 443510 AN2 2036 Notes: 443510 AP7

ISIN:	2031 Notes: US443510AM41 2033 Notes: US443510AN24 2036 Notes: US443510AP71

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa1 / BBB+ / A-

The underwriters expect to deliver the securities to purchasers on or about June 8, 2026, which will be the fourth business day following the date of pricing of the securities (such settlement cycle being herein referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities prior to the business day before the delivery of the securities will be required, by virtue of the fact that the securities initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the securities who wish to trade the securities prior to the business day before the delivery of the securities should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, BofA Securities, Inc. toll free at (800) 294-1322 or HSBC Securities (USA) Inc. toll-free at (866) 811-8049.